                                                                     Exhibit 4.4

                                [FORM OF NOTE]

                               BELL SPORTS, INC.

                     11% SERIES B SENIOR SUBORDINATED NOTE
                                   DUE 2008

                                                              CUSIP:  __________
No.                                                           $_________________


     Bell Sports, Inc., a California corporation (hereinafter called the "Company" which term includes any successors under this Indenture hereinafter referred to), for value received, hereby promises to pay to __________, or registered assigns, the principal sum of __________ Dollars, on August 15, 2008.

     Interest Payment Dates: February 15 and August 15; commencing February 15, 1999.

     Record Dates:  February 1 and August 1

     Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed under its corporate seal.

Dated: ____________, 1998

                                        BELL SPORTS, INC.
                                         a California corporation

                                        By:___________________________
                                         Name:
                                         Title:

                                        By:___________________________
                                         Name:
                                         Title:

               [FORM OF TRUSTEE'S CERTIFICATE OF AUTHENTICATION]

     This is one of the Notes described in the within-mentioned Indenture.


Harris Trust and Savings Bank
as Trustee



By:_____________________________
       Authorized Signatory


Dated:______________, 1998

                                (Back of Note)

                11% Series B Senior Subordinated Notes due 2008


     [Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New
York) ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as may be requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHER WISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

     THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFER ABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.]/1/

____________________
/1/ This paragraph should be included only for the Global Securities.

     Capitalized terms used herein shall have the meanings assigned to them in this Indenture referred to below unless otherwise indicated.

     1. Interest. Bell Sports, Inc., a California corporation (the "Company"), promises to pay interest on the principal amount of this Note at 11% per annum and shall pay the Liquidated Damages, if any, payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages semi-annually on February 15 and August 15 of each year, or if any such day is not a Business Day, on the preceding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date (defined below) referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be February 15, 1999. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date (each, a "Record Date"), even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of this Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest, premium and Liquidated Damages, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. Paying Agent and Registrar. Initially, Harris Trust and Savings Bank, the Trustee under this Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

     4. Indenture. The Company issued the Notes under an Indenture dated as of August 17, 1998 ("Indenture") between the Company, Holdings and the Trustee.
The terms of the Notes include those stated in this Indenture and those made part of this Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code (S)(S) 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to this Indenture and such Act for a statement of such terms. The Notes are unsecured obligations of the Company limited to $150,000,000 (of which $110,000,000 will be issued as of August 17, 1998) in aggregate principal amount.

     5.  Optional Redemption.

          (a) Except as set forth in clause (b) of this Section of this Note, the Company shall not have the option to redeem the Notes prior to August 15, 2003. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, from time to time, upon not less than 30 nor more than 60 days notice to the Holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

     YEAR                                     PERCENTAGE
     ----                                     ----------
     2003.....................................105.500%
     2004.....................................103.667%
     2005.....................................101.833%
     2006 and thereafter......................100.000%

          (b) Notwithstanding the provisions of clause (a) of this Section of the Notes, at any time prior to August 15, 2001, the Company may (but shall not have the obligation to) redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 111.00% of the principal amount thereof, in each case plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the Net Cash Proceeds received by the Company from one or more of Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Equity Offering.

          (c) Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption unless the Company defaults in such payments due on the redemption date.

     6.  Mandatory Redemption.

     The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

     7.  Repurchase at Option of Holder.

     (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase on a date (the "Change of Control Payment") no later than 60 Business Days after the occurrence of the Change of Control. Within 35 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by this Indenture and described in such notice, which offer shall remain open for at least 20 Business Days following its commencement, but in any event no longer than 30 Business Days. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this paragraph, compliance by the Company or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of its obligations under such covenant.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Designated Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Designated Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will not be required to purchase any Notes until it has complied with the preceding sentence, but the Company's failure to make a Change of Control Offer when required or to purchase tendered Notes when tendered would constitute an Event of Default. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     (b) The Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale in excess of $1,000,000 unless (i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interest sold or otherwise disposed of and, in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or the Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of, and (ii) at least 75% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any Senior Indebtedness of the Company or any Indebtedness of any Subsidiary (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto, but excluding contingent liabilities and trade payables) that is assumed by the transferee of any such assets and from which the Company or such Subsidiary are unconditionally released from liability and (y) any notes, securities or other obligations received by the Company or any such Subsidiaries from such transferee that are promptly, but in no event more than 30 days after receipt, converted by the Company or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision and the receipt of such cash shall be treated as cash received from the Asset Sale for which such Notes or obligations were received.

     The Company or any of its Subsidiaries may apply the Net Proceeds from each Asset Sale, at its option within 360 days, (a) to permanently reduce any Senior Indebtedness and any Indebtedness of a Subsidiary (and in the case of any senior revolving indebtedness of the Company or its Subsidiaries correspondingly permanently to reduce commitments with respect thereto), (b) to make capital expenditures, for the acquisition of another business or the acquisition of other long-term assets, in each case, in the same or a Related Business, or (c) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company will be required to make an unconditional and irrevocable offer to all Holders of Notes (an "Asset Sale Offer") and to holders of other Indebtedness of the Company outstanding ranking on a parity with the Notes with similar provisions requiring the Company to make a similar offer with proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, to purchase the maximum principal amount (or accreted value, as applicable) of Notes and such other Indebtedness, if any, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and such Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis in increments of $1,000 with such Indebtedness. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.
The transfer of Notes may be registered and Notes may be exchanged as provided in this Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by this Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

     9. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     10. Amendment, Supplement and Waiver. Subject to certain exceptions, this Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, and any existing default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, this Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes (including the addition of any Guarantor) or that does not adversely affect the legal rights under this Indenture of any such Holder, or to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

     11. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by the Company to comply with Section 4.7 and 4.8 of this Indenture; (iv) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with certain other agreements in this Indenture or the Notes; (v) default under certain other agreements relating to Indebtedness of the Company which default results in the acceleration of such Indebtedness prior to its express maturity; (vi) certain nonappealable final judgments for the payment of money that remain undischarged for a period of 60 days; (vii) a declaration that the Guaranty is unenforceable; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by the Holders). Notwithstand ing the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withhold ing notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its conse quences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with this Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

     12. Subordination. The Indebtedness evidenced by the Notes and the payment of principal of, premium, if any, and interest on and Liquidated Damages, if any, in respect of the Notes will be subordinated in right of payment to the prior payment in full of Senior Indebtedness as set forth in
Article 10 of the Indenture.

     13. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     14. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obliga tions of the Company under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

     17. Additional Rights of Holders of Transfer Restricted Notes. In addition to the rights provided to Holders of Notes under this Indenture, Holders of Transferred Restricted Notes shall have all the rights set forth in the Registration Rights Agreement dated as of the date of this Indenture, between the Company and the parties named on the signature pages thereof (the "Registration Rights Agreement").

     18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     19. Notation of Guarantee. As more fully set forth in the Indenture, each of Holdings and the Persons constituting Guarantors from time to time, in accordance with the provisions of the Indenture, unconditionally and jointly and severally guarantee, in accordance with Section 11.1 of the Indenture, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (a) the principal of, and premium, if any, Liquidated Damages, if any, and interest on the Notes will be duly and punctually paid in full when due, whether at maturity, by acceleration or otherwise, and interest on overdue principal of, and premium, if any, Liquidated Damages, if any and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) will be promptly paid in full or performed, all in accordance with the terms hereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise. Such guarantees are subordinated in right of payment to the prior payment in full of all Obligations in respect of Guarantor Senior Indebtedness as set forth in Article 10 of the Indenture and shall cease to apply, and shall be null and void, with respect to any Guarantor who, pursuant to Article 11 of the Indenture, is released from its Guaranty or whose Guaranty otherwise ceases to be applicable pursuant to the terms of the Indenture.

     When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor will be released from those obligations.

     20. Governing Law. THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

     The Company will furnish to any Holder upon written request and without charge a copy of this Indenture and/or the Registration Rights Agreement. Requests may be made to:

                      Bell Sports, Inc.
                      6350 San Ignacio Avenue
                      San Jose, California 95119
                      Telecopier No.: (408) 574-3436
                      Attention: Chief Financial Officer

                                Assignment Form


     To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to


                 (Insert assignee's soc. sec. or tax I.D. no.)






             (Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.



Date:

                    Your Signature:
                    (Sign exactly as your name appears on the face of this Note)

Signature Guarantee:


________________________________________________________________________________

                      Option of Holder to Elect Purchase

    If you want to elect to have this Note purchased by the Company pursuant to
Section 4.7 or 4.8 of this Indenture, check the box below:

    [_] Section 4.7             Section 4.8



    If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.7 or Section 4.8 of this Indenture, state the amount you elect to have purchased: $___________


Date:                          Your Signature:
                                 (Sign exactly as your name appears on the Note)

                               Tax Identification No.:____________________


Signature Guarantee:


________________________________________________________________________________

                  SCHEDULE OF EXCHANGES OF DEFINITIVE NOTE/4/


    The following exchanges of a part of this Global Note for Definitive Notes have been made:

            Date of Exchange                               Amount of decrease in
            ----------------
           Principal Amount of
            this Global Note                               Amount of increase in
            ----------------
           Principal Amount of
            this Global NotePrincipal Amount of this Global Note
            ----------------
               following such decrease (or increase)       Signature of
                                       -------------
           authorized officer of
             Trustee or Note
                Custodian
                ---------

____________________
 /4/ This should be included only if the Note is issued in global form.